Exhibit 99.2
Conclusion of Quovadx Strategic Review: The Clearest Path to Value

Certain forward-looking statements are included in this release, including statements relating to a proposed transaction between Quovadx Inc. and Battery Ventures. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Quovadx management's current expectations regarding the proposed transaction, and speak only as of the date of this release. Investors are cautioned that all forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from those referred to in the forward-looking statements. Such risks and uncertainties include, among other things: i) that Quovadx stockholders will not support or approve the transaction in a timely manner, if at all; ii) that the closing of the transaction with Battery Ventures could be materially delayed or more costly and difficult than expected; iii) that the final value of the transaction could be adversely affected by changes in working capital; and/or iv) that the transaction will not be consummated. A full discussion of known risks and uncertainties is included in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC, copies of which are available without charge from the Company. These filings are also available electronically through a link from the Quovadx Investor Relations Web page or from the SEC Web site at www.sec.gov under "Quovadx, Inc." If any of the events described in those filings were to occur, either alone or in combination, it is likely that the Company's ability to reach the results described in the forward-looking statements could be impaired and the Company's stock price could be adversely affected. Quovadx does not undertake any obligation to update or correct any forward-looking statements included in this release to reflect events or circumstances occurring after the date of this release. QUOVADX and the QUOVADX logo are registered trademarks, of Quovadx, Inc. All other company and product names mentioned may be trademarks of the companies with which they are associated. Safe Harbor Statement

About Quovadx Historical issues presented a number of serious challenges New management team worked to stabilize the Company and position it for growth Focused the business Increased investment in R&D, sales and marketing Launched new products in all three divisions Expanded selling relationships Resolved legacy shareholder lawsuits Focused on higher value, higher margin sales Improved gross margins Reduced operating losses Increased cash Increased QVDX valuation 1.5x Despite these improvements, we believe QVDX stock has been - and continues to be - undervalued by the public markets

Strategic Review Process In August 2006, Board initiated review of strategic alternatives with the goal of enhancing stockholder value Engaged First Albany Capital to serve as independent financial advisor and Hogan and Hartson LLP as legal advisors Evaluated broad range of alternatives with careful review of all options and offers Primary objective was to enhance stockholder value Identified transactions that we believe provide attractive valuation premiums QVDX Board unanimously approved both transactions and will recommend shareholder approval of the Battery Ventures transaction After careful review, we believe these transactions represent the clearest path to value for QVDX stockholders

Transactions Summary Sale of CareScience to Premier Purchase valued at ~$34.9 million, or 2.3x revenue Net proceeds total $33.8 million in cash Final price subject to final working capital adjustments @ March 31, 2007 Tax liability more than offset by NOLs Transaction closed March 30, 2007 Good strategic fit for CareScience Definitive agreement with Battery Ventures Battery Ventures to acquire 100% of QVDX stock Net value to stockholders expected to be $136.7 million, or $3.15 per share Valuation includes proceeds from the sale of CareScience Final price subject to closing working capital adjustments Unanimously approved and recommended by the Board Expected to close within 90 days Good strategic fit for ISD and Rogue Wave Together, these transactions are valued at approximately $3.15 per share a 24% premium to QVDX closing price on Friday, March 30

Strategic Rationale: Clearest Path to Value Attractive valuation 24% premium Transactions insulate QVDX stockholders from risks execution timing market competitive legacy issues/overhang public company costs/distractions Good strategic fit for Quovadx businesses

Premier and CareScience: Privately held Headquartered in San Diego, CA with offices in Charlotte, NC and Washington, DC Largest healthcare alliance in the US Strong alignment of technology, mission, culture and values This transaction delivers premium value to Quovadx and creates opportunities for CareScience employees, customers, partners

Battery Ventures, ISD and Rogue Wave Private equity firm with >$2 billion in committed capital >25 years experience with technology, infrastructure and software companies Highly regarded in the industry Quovadx a good fit with other portfolio companies This transaction delivers premium value to Quovadx stockholders and creates opportunities for Quovadx employees, customers, partners

Clear Roadmap to Completion Proposed timing of transaction milestones: March 30, 2007 - CareScience transaction closed April 1, 2007 - Battery Ventures definitive agreement approved and signed April - Proxy filed May - Proxy mailed June - Special stockholder meeting End of Q2 - Expected close

Transactions Summary: The Clearest Path to Value 24% premium to current share price Protects stockholders from risk Protects businesses Protects customers and employees

Thank You